                         Consent Of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-96179) pertaining to The Knot, Inc. 1999 Stock Incentive Plan and The Knot, Inc. 1999 Employee Stock Purchase Plan and in the Registration Statement (Form S-8 No. 333-41960) pertaining to The Knot, Inc. 2000 Non-Officer Stock Incentive Plan of our report dated February 8, 2001 (except Note 13, as to which the date is March 16, 2001), with respect to the consolidated financial statements included herein, and our report included in the following paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of The Knot, Inc.

We have audited the accompanying consolidated financial statements of The Knot, Inc. as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, and have issued our report thereon dated February 8, 2001, (except for Note 13, as to which the date is March 16, 2001) included elsewhere in this Annual Report (Form 10-K). Our audits also included the financial statement schedule of The Knot, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                        /s/ Ernst & Young LLP


New York, New York

March 28, 2001